Exhibit 99.1






For Immediate Release

Contact: Willing Biddle, President or James Moore, CFO
                  Urstadt Biddle Properties, Inc.
                  203.863.8200



URSTADT BIDDLE PROPERTIES INC. ANNOUNCES SALE OF FARMINGDALE, NY SHOPPING CENTER
       WILL REPORT $5.7 MILLION GAIN ON SALE IN FISCAL 2005 FIRST QUARTER

GREENWICH, CONNECTICUT--November 17, 2004--Urstadt Biddle Properties Inc. (NYSE:
UBA and UBP), a real estate investment trust announced today that is has completed the sale of its 70,000 square foot shopping center in Farmingdale, New York. The property was sold to a local real estate investment group for $9,750,000. The Company is expected to report a gain on the sale of the property of approximately $5.7 million in its fiscal first quarter which ends on January 31, 2005.

Commenting on the sale, Willing L. Biddle, UBP's President and Chief Operating Officer said, "We are pleased to announce the sale of the Bi County Shopping Center in Farmingdale, New York. We sold the property because we believed we had maximized its value and we received an attractive offer. The sale enables us to recycle capital into properties with greater potential located within our targeted acquisition markets of Westchester County, New York and Fairfield County, Connecticut where we have a significant presence. We continue to seek new properties in these target acquisition markets and are engaged in discussions with several property owners which we hope will result in additional shopping center acquisitions in fiscal 2005."

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns 33 properties containing 3.4 million square feet of space. UBP's core properties consist principally of community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut and Westchester and Putnam Counties, New York.